Annual Statement of Compliance

GE Commercial Mortgage Corporation
292 Long Ridge Road
Stamford, Connecticut 06297
Attention: Legal Department (Real Estate)

Re: GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2006-C1, issued pursuant to the Pooling and Servicing Agreement dated as of March 1, 2006 (the "Agreement") between GE Commercial Mortgage Corporation, as depositor, Wachovia Bank, National Association, as servicer (the "Master Servicer"), LNR Partners, Inc., as special servicer (the "Special Servicer") and LaSalle Bank National Association, as trustee (the "Trustee").

I, Barbara L. Marik, a First Vice President of LaSalle Bank National Association, as Trustee hereby certify that:

(1) A review of the activities of the Trustee during the preceding calendar year and of the performance of the Trustee under the Agreement has been made under my supervision; and

(2) To the best of my knowledge, based on such review, the Trustee has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 1, 2007

LaSalle Bank National Association, as Trustee

/s/ Barbara L Marik
Barbara L. Marik
First Vice President